                                Fifth Amendment
                                      To
                               Rights Agreement
                          ___________    ___________

                            THE CENTRIS GROUP, INC.


     This Fifth Amendment to Rights Agreement (the "Fifth Amendment") is made and entered into as of January 28, 1998, by and between The Centris Group, Inc., a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company (the "Rights Agent") for the purpose of making a fifth amendment to that certain Rights Agreement dated as of May 24, 1990 between the Company and the Rights Agent, as amended (the "Rights Agreement").

     1.   Authority for Amendment.
          -----------------------

          (a) This Fifth Amendment is made and entered into pursuant to Section 27 of the Rights Agreement.

          (b) By action taken on January 28, 1998, the Board of Directors of the Company directed the Company and the Rights Agent to amend the Rights Agreement as hereinafter set forth.

     2.   The Amendment.
          -------------

          (a) Section 1(w) of the Rights Agreement is deleted in its entirety and the following paragraph is substituted in its place:

               (w) "10% Ownership Date" shall mean the first date of public announcement (which for purposes of this definition shall include, without limitation, a report filed pursuant to Section 13(d) under the Exchange Act) by the Company or any Person that such person has become a 10% Stockholder, or such earlier date when a majority of the Board of Directors of the Company shall become aware of the existence of a 10% Stockholder; provided, however, that if such Person is thereafter determined not to have become a 10% Stockholder within the meaning of
          Section 1(x), then no 10% Ownership Date shall be deemed to have occurred.

          (b) Section 1(x) of the Rights Agreement is deleted in its entirety and the following paragraph is substituted in its place:

               (x) "10% Stockholder" shall mean any Person that, together with all Affiliates and Associates of such Person, hereafter acquires Beneficial Ownership of, in the aggregate, without the prior approval of the Board of Directors of the Company, 10% or more of the Voting Shares of the Company then outstanding; provided, however, that the term "10% Stockholder" shall not include: (i) the Company, any wholly owned Subsidiary of the Company, any employee benefit plan of the Company or of a Subsidiary of the Company, or any Person holding Voting Shares for or pursuant to the terms of any such employee benefit plan; or (ii) any Person if such Person would not otherwise be a 10% Stockholder but for a reduction in the number of outstanding Voting Shares resulting from a stock repurchase program or other similar plan of the Company or from a self-tender offer of the Company, which plan or tender offer commenced on or after the date hereof; provided, however, that the term "10% Stockholder" shall include such Person from and after the first date upon which (A) such Person, since the date of commencement of such stock repurchase plan or Company self-tender offer, shall have acquired Beneficial Ownership of, in the aggregate, additional Voting Shares of the Company representing 1% or more of the Voting Shares then outstanding, and (B) such Person, together with all Affiliates and Associates of such Person, shall Beneficially Own 10% or more of the Voting Shares of the Company then outstanding. In calculating the percentage of the outstanding Voting Shares that are Beneficially Owned by the Person for purposes of this subsection (x), Voting Shares that are Beneficially Owned by such Person shall be deemed outstanding, and Voting Shares that are not Beneficially Owned by such Person and that are subject to issuance upon the exercise or conversion of outstanding conversion rights, exchange rights, warrants or options shall not be deemed outstanding. The Board of Directors shall have the sole and absolute authority to make a final determination as to whether any Person is or is not to be considered a 10% Stockholder for purposes of this Rights Agreement, which determination shall be conclusive for all purposes and shall be binding upon all holders of the Rights. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be a "10% Stockholder," as defined in this paragraph (x), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Voting Shares so that such Person would no longer be a "10% Stockholder, " as defined in this paragraph (x), then such Person shall not be deemed to be a "10% Stockholder" for any purposes of this Agreement.

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          (c)  The term "15% Stockholder" is replaced by the term "10%
Stockholder" and the term "15% Ownership Date" is replaced by "10% Ownership Date" wherever such terms appear in the Rights Agreement, including, but not limited to, the specific use of either of such terms as it appears in the following sections of the Rights Agreement: Section 1(l); Section 1(w); Section 1(x); Section 3(a); Section 3(h); Section 7(d); Section 11(a)(ii); Section 13(a); Section 23(a); Section 23(b); Section 24(a); Section 24(b); Section 27(a); and Section 28.

     3.   Miscellaneous.
          -------------

          (a) The Rights Agreement is further amended in all other sections as may be necessary or proper in order to make the terms, provisions and language of the Rights Agreement consistent with all amendments to the Rights Agreement as previously made and hereinabove set forth, and corresponding changes of those set forth in this Fifth Amendment to the Rights Agreement shall be made in all exhibits to the Rights Agreement, as appropriate.

          (b) Other than as set forth in this Fifth Amendment, the Rights Agreement, as in effect immediately prior to the effective date of this Fifth Amendment, remains in full force and effect without change.

     IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be duly executed this 28th day of January, 1998.


ATTEST:                                     The Centris Group, Inc.



By /s/ Jose A. Velasco                      By /s/ David L. Cargile
   --------------------------------------      ---------------------------------
   Jose A. Velasco, Senior Vice                David L. Cargile, Chairman of
   President, Chief Administrative             the Board, President and
   Officer, Secretary and General Counsel      Chief Executive Officer



ATTEST:                                     American Stock Transfer & Trust
                                            Company



By /s/ Joseph Alicia                        By /s/ Joseph F. Wolf
   --------------------------------------      ---------------------------------
Print Name Joseph Alicia                    Print Name Joseph F. Wolf
           ------------------------------              -------------------------
Title      Account Executive                Title      Vice President
           ------------------------------              -------------------------

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